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                                                                   Exhibit 10.10



                         EXECUTIVE EMPLOYMENT AGREEMENT

                                     between

                           TRIDENT INTERNATIONAL, INC.

                                       and

                                ELAINE A. PULLEN







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AGREEMENT made as of and effective on November 1, 1997 by and between TRIDENT
INTERNATIONAL, INC., a Delaware corporation with its principal offices at 1114 Federal Road, Brookfield, Connecticut ("the Company") and ELAINE A. PULLEN residing at 62 Cobbler Lane, Southbury, Connecticut ("the Executive")


                              W I T N E S S E T H:

         WHEREAS, the Company and the Executive signed an Agreement made as of August 22, 1994 ("the Original Agreement") defining the relationship between them; and

         WHEREAS, the Executive now holds the position of President and Chief Executive Officer ("the Position") of the Company; and

         WHEREAS, the Original Agreement terminated on November 1, 1997; and

         WHEREAS, the Company and the Executive wish to extend the term of the Original Agreement and to provide for contingencies and other eventualities specified herein, by entering into this Agreement ("this Agreement");

                  NOW, THEREFORE, the parties agree as follows:

1. For performance of the Services during the Calendar Year 1997, the Executive shall be granted Present Options to purchase Ten Thousand Shares of the common stock of the Company. All terms of the prior options, copies of which were attached or were to be attached to the Original Agreement as Schedule B-1 and Schedule B-2 respectively ( the "Prior Options"), shall remain in full force and effect and shall be incorporated in this Agreement.

2. The Company will retain the Executive in the Position for a period of three
(3) years



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from November 1, 1997, except as otherwise specified in this Agreement, provided that: (a) A commercially satisfactory number of business performance goals, if any, established by the Board of Directors of the Company ("the Board"), (whether in consultation with the Executive or not), in connection with performance of the Services have, in the Board's judgment, been attained; (b) the obligations of Confidentiality set forth in Schedule C of this Agreement have been maintained by the Executive; and (c) notwithstanding the attainment of goals set forth in subparagraph (a) of this paragraph 2, there are no grounds for termination of this Agreement by the Company due to the Executive's breach of the Agreement, or conduct by the Executive demonstrably detrimental to the Company, its employees or to the full, faithful, and proper performance of the Services.

3. The Executive will perform the Services subject to the provisions for compensation set forth in Schedule A attached to and made a part of this Agreement. It shall be the responsibility of the Chairman and the Board (as may be allocated between them from time to time in the sole discretion of the Board) to further define the nature of the Position and Services, and to modify any such definition, as they deem appropriate. Absent any such further definition, the Services shall encompass the planning, development, and implementation of corporate strategy for the Company, in consultation with the Chairman and the Board, and the management of employees to further such strategies on a day-to-day basis. No further definition of the Services which is within the general concept of corporate strategy as set forth in the preceding sentence, or which includes the function of Chief Executive Officer as that term is customarily understood, shall be considered to be a revision, modification, extension, or termination of this Agreement entitling the Executive to greater or lesser benefits, except as expressly agreed in writing between the Executive and the Company and attached to this Agreement.

4. During the performance of the Services, and thereafter if the Executive vacates the Position for any reason (or for no stated reason), the Executive will not compete against the Company as further defined in Schedule B attached to and made a part of this Agreement for the periods specified in that Schedule. If the Executive leaves the Company



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and finds a consulting or employment opportunity during the non-competition period which may not, in business fact, be competitive with the products or business of the Company, even though it is so under the definitions in Schedule B, the Executive may request waiver from the Company of the definitions for that opportunity. The Company will not unreasonably withhold such a waiver.

5. The Executive shall be entitled to all other benefits generally available to employees of the Company upon the completion of customary formalities involved in the application of and for such benefits. The Executive shall further be entitled to a four week's paid vacation period each year during the term of this Agreement. The period may be utilized in segments as well as in sequence, but unused vacation time may not be carried forward. The Executive shall continue to have the right to participate in the 401(k) Plan of the Company as Plan rules and applicable law permit.

6. The Board has determined that it is in the best interests of the Company and its shareholders, in order to assure continuity in the management of the Company's administration and operations, to enter into this Agreement with the Executive which is intended to encourage the Executive to continue a career with the Company and to enable the Executive to work free from distraction in the face of uncertainty and unsettling circumstances that arise from the possibility of a Change in Control of the Company.

         A. In consideration of the Company's agreement to provide the Executive with the severance benefits set forth herein, the Executive hereby agrees that, in the event the Board determines that a potential change in control of the Company has occurred (such determination to be based upon the provisions set forth below in this paragraph 6, and constituting a "Change in Control" for purposes of this Agreement), the Executive will continue in the employ of the Company with continuing responsibility for the business operations for which the Services are presently rendered by the Executive (the "Position"), at a compensation level at least equivalent to that received by the Executive at the time of Change in Control.



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         B. In consideration thereof, the Company agrees, that in the event of
Involuntary Termination, it shall provide the following severance benefits:

         (i) The present value equivalent (on a ten percent discounted basis) of: (a) salary continuation for 3 years in an annual amount equal to the Base Salary in effect on the date of Involuntary Termination; (b) the ordinary and customary additional elements of Compensation (except for options contemplated in subparagraph 6.B. (iii)) attendant to the Position as set forth in Schedule A.

         (ii) Coverage for 3 years under all Company perquisites and benefit plans including: 401k savings plan; medical, life and disability insurance plans; use of a Company automobile or a leased vehicle equivalent to such automobile; and the like, in the same manner as if the Executive were an active employee.

         (iii) An immediate right to exercise any outstanding and unexercised stock options previously granted under any Company stock option plans, including any such options not otherwise vested under the terms of the plan or grant, unless provision is made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options or new options of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, specifically including but not limited to the Present Options and the Prior Options.

         (iv) Employment search assistance through a professional out placement organization and office and secretarial support for up to one year.

         C. As used herein, Involuntary Termination shall mean any termination of the Executive's employment by the Company, its successor or one of its subsidiaries, within two years following a Change in Control of the Company; provided, however, such term shall not include a termination for serious, willful misconduct in respect of the Executive's



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obligations to the Company, its successors or its subsidiaries, including commission of a felony or perpetration of a common law fraud which has or is likely to result in material economic damage to the Company or any of its subsidiaries, or failure to comply with a specific directive given to the Executive by the Board.

         D. In addition to actual termination of employment, the following shall be deemed an Involuntary Termination:

         (i) A reduction in Base Salary, or the ordinary and customary additional elements of Compensation attendant to the Position as set forth in Schedule A, or both, other than in connection with an across-the-board reduction similarly affecting all executives of the Company, or a material and objectively demonstrable failure of the Executive to meet the performance goals contemplated by paragraph 2 as in effect immediately prior to a Change in Control of the Company;

         (ii) A material reduction in the functions, duties or responsibilities of the Position;

         (iii) A reassignment to another geographic location more than 50 miles from the Executive's current place of employment;

         (iv) A liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, unless a successor assumes the Company's obligations under this Agreement; or

         (v) A breach of this Agreement by the Company.

         E. Notwithstanding the foregoing, failure to object in writing to the changes listed above within 180 days of any such change following a Change in Control of the Company shall constitute a waiver of such change being deemed an Involuntary Termination.




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         F. For the purposes of this Agreement, the term "Change of Control of the Company" shall mean the happening of any one of the following:

         (i) The acquisition by any party or related or affiliated parties or parties acting as a group of the beneficial ownership of 50 percent or more of the voting shares of the Company;

         (ii) The occurrence of a transaction requiring shareholders' approval for the acquisition of the Company through purchase of stock or assets; or by merger or pooling of interests; or by any other lawful means customary at the time to effect a substantial change in the controlling ownership of the Company;

         (iii) The election, during any period of 24 months or less, of 30 percent or more of members of the Board of Directors without the approval of a majority of the Board members as constituted at the beginning of the period.

         (iv) The assignment by the Company of its rights under this Agreement in a manner which substantially alters the provisions of this Agreement for the benefit the Executive in case of a Change of Control.

         G. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits after termination, or otherwise.

7. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of the Executive against The Company whether predicated on this Agreement or otherwise.




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8. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or three (3) days after mailing if mailed by registered or certified mail with postage and fees prepaid, addressed to the other party at the address first recited in this Agreement, or at such other address as such party may designate.

9. This Agreement is entered into by the Company in The State of Connecticut and shall be governed by and construed in accordance with the internal laws and decisions of Connecticut. All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provisions valid, legal, and enforceable. The invalidity or unenforceability of any phrase or provision shall in no way affect the validity or enforceability of any other portion of this Agreement, which shall be deemed modified, restricted, or omitted to the extent necessary to make the Agreement enforceable.

10. The Company may assign its rights under this Agreement and this Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Executive, and the heirs, executors, administrators, guardians, and successors of the Executive, except that, in the case of the death of the executive, the Executive's estate shall only be entitled to the amount which would be due the Executive pursuant to paragraph 3 of Schedule A of this Agreement, together with the right to immediate exercise of any Options (whether Present Options or Prior Options) as if such Options had vested in the Executive at death, and any vacation pay rights accrued during the year of death. Since the Services are personal to the Executive, the Executive may not assign rights or obligations under this Agreement.

11. Any dispute or controversy with respect to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect. In the event of any such dispute, a party prevailing with respect to a claim shall be reimbursed by the other party for all legal fees and expenses with respect such claim, as delineated by the arbitrator or arbitrators.



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12. This Agreement represents the entire understanding of the parties with respect to the specific subject matter of this Agreement and supersedes all previous understandings, written or oral between the parties with respect to that subject matter. This Agreement may only be amended with the written consent of the parties or their successors or, where permitted, assigns, and no oral waiver or amendment shall be effective under any circumstances whatsoever. Failure by The Company to insist upon The Executive's compliance with any provision in this Agreement shall not be deemed a waiver of such provision.

13. The Company may, upon termination of this Agreement, notify any person, natural or legal, engaging the services of the Executive after such termination of the existence, provisions, and binding nature of the confidentiality and non-competition schedules of the Agreement.

IN WITNESS WHEREOF, the Company and the Executive have signed this Agreement as indicated.








TRIDENT INTERNATIONAL, INC.



By   /s/ R. Hugh Van Brimer             By    /s/ Elaine A. Pullen
----------------------------            -----------------------------------
R. Hugh van Brimer, Chairman            Elaine A. Pullen, President and CEO



Date:   January 8, 1998                          Date:   January 5, 1998
      ----------------------                           -----------------



Witness:  /s/ Marcia McLaughlin         Witness:  /s/ Barbara Koger
          ---------------------                   -----------------
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                                   SCHEDULE A


1. Base Salary shall be $160,000 per annum beginning with the January 1, 1998 Calendar Year of the Company.

2. As adjusted from year to year by the Chairman and the Compensation Committee of the Board, Compensation shall include, in addition to Base Salary, the following ordinary and customary elements:

(a) all exercisable options, including maintenance of Prior Options and Present Options;

(b) bonus shall be deemed to equal fifty percent (50%) of Base Salary.

(c) earned component of any system then in effect for the pertinent class of employee which provides such employee with an interest in a share of profit or incremental gain in sales, income, or profit of the Company.

(d) any other benefits contemplated by paragraph 5 of this Agreement to which the Executive is entitled.

3. In consideration for the Executive's continuing adherence to the obligations of confidentiality and non-competition contained in the Agreement upon the expiry or termination of such Agreement, or upon the leaving by the Executive of the employ of the Company, the Company will pay to the Executive an amount equivalent to one year of Compensation, determined at the time of expiry, termination, or leaving, within thirty (30) days of the date of such expiry, termination, or leaving.










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                                   SCHEDULE B

                                 NON-COMPETITION

A. Both during performance of the Services and for a period of one (1) year after such performance terminates for any reason (with or without the statement or expression of a reason), the Executive shall not, either directly or indirectly: (1) solicit, service, obtain, or accept orders for products or services competitive with those of the Company from any of the Company's actual or prospective customers; (2) commence, engage in, or participate in any business competitive with that of the Company within the geographic area in which the Company does business, or engage in or provide technical or marketing consulting with or to such a competitive business; (3) solicit, divert, take away, interfere with, or attempt to induce any employee or agent of the Company to leave such person's employ or other relationship with the Company in order to participate in any business competitive with the Company; or (4) use any Confidential Information or Invention in connection with such competitive business. During performance of the Services for the Company, the Executive shall not take any steps or make any plans whatsoever to commence or join any person or entity in any activity in competition with the Company.

B. A product competitive with those of the Company shall mean any device, part, or unit involved in the printing on a surface of text, number, character, design, symbol, word, or other image involving ink or colorant in any form which is expelled or extracted from an orifice or an aperture and propelled to a receiving surface without contact between the device and the receiving surface. A business or activity competitive or in competition with that of the Company or the Services shall be the design, manufacture, assembly, use, sale, marketing, purchase, installation, or repair of such a product and any management of such business or activity.

C. The Executive acknowledges that disclosure of Confidential Information or breach of the provisions contained in section A of this Schedule B may give rise to irreparable injury to the Company or to the owner of such Confidential Information which may be inadequately compensable in damages. Accordingly, the Company or such owner may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Executive expressly acknowledges that, if this Agreement is terminated: the provisions of Schedule A will protect the ability of the Executive to maintain a suitable standard of living while refraining from competitive activity; the covenants contained herein are necessary for the protection of the Company's legitimate business interests; and such covenants are reasonable in scope and content.






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                                   SCHEDULE C

                            CONFIDENTIAL INFORMATION

A. The Executive recognizes that the Company is engaged in a continuous program of research, development, and production respecting its business, present and future, including fields generally related to its business and that the Executive and/or the Company possess and will possess in the future confidential information that has been created, discovered, or developed by the Executive or by the Company (including, without limitation, information created by, discovered or developed by the Executive, or made known to the Executive by the Company during the period of or arising out of the Executive's performance of the Services) and/or confidential information which has been assigned or otherwise conveyed to the Company and is of commercial or other value to the business in which the Company is engaged ("Confidential Information"). By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, formulae, data and know-how, software, documentation, program files, flow/charts, drawings, techniques, source and object code, standards, specifications improvements, inventions, techniques, customer information, accounting data, statistical data, research projects, development and marketing plans, strategies, forecasts, computer programs, and customer lists.

B. The Executive understands that acceptance of the Position and the performance of the Services creates a relationship of confidence and trust between the Executive and the Company with respect to any Confidential Information which pertains to the business of the Company, or to the business of any actual or potential client or customer of the Company, and which may be made known to the Executive by the Company, or by any client or customer of the Company, or learned or developed by the Executive during the period of performance of the Services.


C. The Executive, except as directed by the Company or as to the subordinates of the Executive in the ordinary course of business, will not at any time during or after the term of this Agreement disclose any Confidential Information to any person whatsoever, or permit any person whatsoever to examine, make copies of, electronically store, or otherwise reproduce any reports, source code, or documents prepared by, in the possession of, under the control of, or otherwise available to the Executive by reason of the performance of the duties of the Position, or otherwise. In the case of subordinates, any disclosure as contemplated by this paragraph C shall be made in confidence and the Executive shall use best efforts to assure that such subordinates are bound under and will maintain an obligation of confidentiality substantially the same as that contained in this Agreement.

D. (1) All Confidential Information shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all trademarks, trade names, service marks, trade dress, copyrights, patents, and other rights ("Intellectual Property Rights") developed from or used in connection with such Confidential



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Information. The Executive hereby assigns to the Company any rights, including
Intellectual Property Rights, that the Executive may have or acquire in such Confidential Information. At all times, both during the Executive's performance of the Services and after the termination of the services represented by such performance, the Executive will keep in confidence and trust all Confidential Information, and the Executive will not use or disclose any Confidential Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing the Services.

         (2) All documents, records, apparatus, equipment, and other physical property, whether or not pertaining to Confidential Information, furnished to the Executive by the Company or produced by the Executive or others in connection with the Executive's performance of the Services shall be and remain the sole property of the Company and shall be returned to the Company immediately as and when requested by the Company. Even if the Company does not so request, the Executive shall return and deliver all such property upon termination of the Executive's services for the Company for any reason, and the Executive will not retain any such property or any reproduction of such property, regardless of the manner by which such reproduction is effected, upon such termination. This paragraph shall not be deemed to apply to any physical property which is clearly and unambiguously a gift to the Executive and is expressly so stated to be a gift at the time it is furnished to the Executive.

         (3) The Executive will promptly disclose to the Company or any persons designated by it, all improvements, inventions, formulas, ideas, designs, concepts, processes, techniques, know-how, software programs, information, and data ("Inventions"), whether or not perfectable as an Intellectual Property Right, made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others, during the term of the Executive's performance of the Services. The Company shall receive such disclosures in confidence, and the disclosure, regardless of how made and whether or not so identified, shall be deemed to be Confidential Information and the creation of Confidential Information under the terms of this Agreement.

         (4) All Inventions that the Executive develops (in whole or in part, either alone or jointly with others) and (i) which arise out of use of equipment, supplies, facilities, or Confidential Information of the Company or
(ii) were developed in whole or in part during the performance of the Services for which the Executive was compensated by the Company or (iii) which relate to the business of the Company or to its actual or demonstrably anticipated research and development or (iv) which result, in whole or in part, from work performed by the Executive for the Company shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner(s) of all Intellectual Property Rights and other rights in connection with those Inventions.

         (5) The Executive by execution of this Agreement hereby expressly assigns to the Company any rights, including Intellectual Property Rights, the Executive may have or acquire in such Inventions. The Executive will, regarding all such Inventions, assist The



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Company in every proper way (but at the Company's expense) to obtain and from time to time enforce Intellectual Property Rights on said Inventions in any and all countries. To that end the Executive will execute all documents for use in applying for and obtaining and enforcing such Intellectual Property Rights as the Company may desire, together with any assignments of Intellectual Property Rights to the Company or persons designated by it.

         (6) The Executive's obligation to assist the Company in obtaining and enforcing Intellectual Property Rights for such Inventions in any and all countries shall continue beyond the termination of The Executive's performance of the Services. The Company shall, however, compensate the Executive at a reasonable rate, which shall in no case be less than that calculated by reference to the Executive's Base Salary as defined in Schedule D of this Agreement, after such termination for time actually spent by the Executive at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure the Executive's signature to any lawful and necessary document required to apply for or execute any Intellectual Property Rights or other application with respect to such an Invention (including renewals, extensions, continuations, divisions, or continuations in part of the Invention), the Executive hereby irrevocably designates and appoints Norman Norris, Esquire of Woodcock, Washburn, Kurtz, MacKiewicz, Norris, One Liberty Place, Philadelphia, PA 19103 as the Executive's agents and attorneys-in-fact to act for and in the Executive's behalf and to execute and file any such application and to do all other lawfully permitted acts to further the prosecution of the application with the same legal force and effect as if executed by the Executive.

         (7) As a matter of record, the Executive attaches to this Agreement a complete list of all inventions or improvements relevant to the subject matter of the Executive's performance of Services that have been made or conceived or first reduced to practice by the Executive alone or jointly with others prior to the date of this Agreement or outside its scope and that the Executive desires to remove from the operation of this Agreement.

         (8) The Executive represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to performance of the Services. The Executive has not entered into, and will not enter into, any agreement whether written or oral in conflict with this Agreement.

         (9) Nothing contained in this Schedule is intended to limit the Executive's professional development, either during or subsequent to employment by the Company or to prohibit the Executive the normal application of skills acquired or improved during employment consistent with the protection of the Confidential Information.